GALAXY GAMING, INC.

6480 Cameron Street Suite 305

Las Vegas, Nevada 89118

(702) 939-3254

www.galaxygaming.com

GALAXY GAMING® AND EVOLUTION EXTEND LICENSING AGREEMENT FOR 10 YEARS

LAS VEGAS, MAY 15, 2023 (GLOBE NEWSWIRE) – Galaxy Gaming, Inc. (OTC: GLXZ) has announced that is has signed an agreement with Evolution Group for the licensing of Galaxy table game content across their portfolio of studios. The agreement runs for ten years and strengthens Evolution’s collection of online table games.

This agreement builds upon the existing success of Galaxy’s world-famous table game and side bets available now on Evolution products, including the 21+3™, Perfect Pairs™, Lucky Ladies™, Double Ball Roulette™, Texas Hold’em Bonus Poker™, and Caribbean Stud™.

“Extending our long-standing partnership with Evolution aligns with our focus to deliver the best table game content to everyone, everywhere,” shared Todd Cravens, President and CEO of Galaxy Gaming. “Evolution continues to develop a robust catalogue of top-performing and innovative titles. We are delighted to continue to be a part of this impressive product portfolio and thrill their players with our world-famous games.”

Fredrik Bjurle, Chief Product Officer at Ezugi, part of Evolution Group, commented: "We are thrilled to extend our partnership with Galaxy Gaming. Our continued collaboration is a testament to the success we have achieved together over our decade long partnership. We are looking forward to the future and to continue to offer these amazing games within Evolution Group.”

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative games, bonusing systems, and technology solutions to physical and online casinos worldwide. Galaxy Gaming offers games that are proven to perform developed by gaming experts and backed by the highest level of customer support. Through its subsidiary, Progressive Games Partners, Galaxy Gaming is the world’s leading licensor of proprietary table games to the online gaming industry. Connect with Galaxy Gaming on Facebook, YouTube, Instagram, and Twitter.

About Evolution Group

Evolution AB (publ) ("Evolution") develops, produces, markets and licenses fully-integrated B2B Online Casino solutions to gaming operators. Since its inception in 2006, Evolution has developed into a leading B2B provider with 700+ operators among its customers. The group currently employs 17,300+ people in studios across Europe and in North America. The parent company is based in Sweden and listed on Nasdaq Stockholm with the ticker EVO. Visit www.evolution.com for more information.

Contact:

Media:

Phylicia Middleton (702) 938-1753

Investors:

Harry Hagerty (702) 938-1740